Exhibit 10.11

Form of Severance Agreement

This Severance Agreement (the “Agreement”) is made and entered into as of                          (the “Effective Date”), by and between Jamba Juice Company, a California corporation (the “Company”), and                      (the “Employee”). Capitalized terms used in this Agreement shall have the meanings set forth in Section 3 below.

1.	Purpose. The purpose of this Agreement is to encourage Employee to remain in the employ of the Company and to continue to devote Employee’s full attention to the success of the Company.

2.	Involuntary Termination without Cause [and Constructive Discharge.] [ If Employee is subject to a Constructive Discharge or is involuntarily terminated] [If at any time after one (1) year of employment at the Company should Employee’s employment involuntary terminate] without Cause, Employee shall receive the following payments and benefits:

2.1	Accrued Salary and Vacation, and Benefits. Employee shall receive all salary and accrued vacation (less applicable withholding) earned through Employee’s termination date, and the benefits, if any, under Company benefit plans to which Employee may be entitled pursuant to the terms of such plans.

2.2	Cash Severance Payment. Provided that Employee complies with Section 4 below, Company shall pay Employee severance in the form of continuation of Employee’s base salary in effect on Employee’s termination date for twelve (12) months following such termination date. These payments will be made on the Company’s ordinary payroll dates starting with the first pay date after the termination date, and will be subject to standard payroll deductions and withholdings.

Notwithstanding any other provision with respect to the time of payments under this Section 2.2, if, at the time of Employee’s termination, Employee is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Section 409A, any payments to which Employee may become entitled under this Section 2.2 which are subject to Section 409A (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the termination of Employee’s employment, at which time Employee shall be paid an aggregate amount equal to six months of payments otherwise due to the Employee under the terms of Section 2.2, as applicable. After the first business day of the seventh month following the termination of the Employee’s employment and continuing each month thereafter, the Employee shall be paid the regular payments otherwise due to the Employee in accordance with the terms of this Section 2.2, as applicable. In light of the uncertainty surrounding the application of Section 409A, the Company cannot make any guarantee as to the treatment under Section 409A of any payments made or benefits provided under this Agreement.

3.	Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 3.

3.1	“Cause” means Employee’s (a) conviction or plea of guilty or nolo contendere to any felony or crime involving moral turpitude or dishonesty; (b) participation in a fraud or embezzlement against the Company; (c) failure to substantially perform the material duties and obligations of employment, which failure continues uncured after written notice thereof by the Company and a reasonable opportunity to cure; or (d) material violation of a statutory duty Employee owes to the Company, which violation continues uncured after written notice thereof by the Company and a reasonable opportunity to cure.

3.2	“Company” means Jamba Juice Company, a California corporation, and any successor or assign to substantially all the business and/or assets of Jamba Juice Company, a California corporation.

[3.4	“Constructive Discharge” means the occurrence of any of the following conditions, without Employee’s consent: (a) in the event Employee is not the top marketing executive of the Company; (b) a significant diminution in the nature or scope of Employee’s authority, title, function or duties; (c) a fifteen percent (15%) or more reduction in Employee’s base salary; or (d) a move of Employee’s office location that results in a fifty (50) mile or longer additional commute and requires relocation. ]

4.	Release of Claims. The Company may condition the payments and benefits set forth in Section 2.2 of this Agreement upon the delivery by Employee of a signed release of claims in a form satisfactory to the Company which will including, without limitation, an undertaking that until the date that is one (1) year from the date of termination of Employee’s employment with the Company, Employee shall not employ or seek to employ, or otherwise directly or indirectly induce to leave his or her employment, any person who is employed by the Company.

5.	Arbitration. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration (without the necessity for any earlier mediation or other ADR) under the Arbitration Rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. The arbitration shall be administered by JAMS and the site of the arbitration proceeding shall be in San Francisco County, California, or another location mutually agreed to by the parties.

6.	Conflict in Benefits; Effect of Agreement. This Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding severance compensation and shall be the exclusive agreement for the determination of any severance compensation due upon Employee’s termination of employment.

7.	Miscellaneous.

7.1

Successors of the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

7.2	No Employment Agreement. This Agreement does not alter Employee’s at-will employment status or obligate the Company to continue to employ Employee for any specific period of time, or in any specific role or geographic location.

7.3	Modification of Agreement. This Agreement may be modified, amended or superseded only by a written agreement signed by Employee and the Chief Executive Officer of the Company.

7.4	Entire Agreement. This Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding severance compensation, including without limitation, that certain offer letter dated _____________ and shall be the exclusive agreement for the determination of any severance compensation due upon Employee’s termination of employment.

7.5	Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

“Company”

JAMBA JUICE COMPANY

By:
Name:
Title:

“Employee”